Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made effective as of April 1, 2022, by and between AMERICAN VANGUARD CORPORATION, a Delaware corporation (referred to herein as “American Vanguard” or the “Company”) and ERIC G. WINTEMUTE (referred to herein as “Executive”).

NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Statement of Work.

(a) Executive is engaged as Chairman and Chief Executive Officer of American Vanguard and its wholly-owned subsidiary AMVAC Chemical Corporation and agrees to perform such duties, services and responsibilities as are consistent with such positions. Executive’s duties, services and responsibilities will be determined by American Vanguard’s Board of Directors (the “Board of Directors”) and will be performed under the overall supervision of, and consistent with, the policies of the Board of Directors. American Vanguard hereby agrees to employ Executive and Executive hereby accepts employment upon the terms and conditions set forth herein.

(b) Executive shall devote substantially all of his business time and effort to the performance of his duties hereunder; provided, that Executive shall be entitled to engage in industry or trade associations, pursue not-for-profit community and charitable endeavors and manage his personal investments and, with the prior written consent of the Board of Directors (which shall not be unreasonably withheld, conditioned or delayed), serve on boards of directors or other governing or advisory bodies of other for-profit enterprises that are not competitive with American Vanguard, in each case, so long as such activities do not breach the terms of this Agreement or unreasonably interfere with Executive’s performance of his duties hereunder. American Vanguard shall be entitled to all of the benefits, profits or other results arising from or incident to all work, services and advice of Executive pursuant to the terms of this Agreement.

(c) Executive agrees to fully comply with reasonable rules and procedures as may be promulgated by American Vanguard in its sole and absolute discretion.

2. Period of Employment.

(a) Term. The term of this Agreement (the “Term”) shall commence on April 1, 2022 (the “Effective Date”) and shall continue until terminated pursuant to Section 6.

(b) Location. Executive’s primary work location shall be American Vanguard’s Newport Beach, California, headquarters, subject to business travel as may be required in accordance with the reasonable business needs of American Vanguard.

(c) Policies. American Vanguard shall advise Executive of its general corporate policies and procedures as to travel, entertainment and other expenses, and accounting and internal controls, and Executive shall comply with such policies and procedures. If there are any inconsistencies between the terms of this Agreement and American Vanguard’s stated policies and procedures the terms of this Agreement will prevail.

3. Cash Compensation. Executive’s annual base salary shall be $724,415, subject to review by the Board of Directors from time to time but, in any event, no less frequently than annually. Executive’s annual base salary shall be payable in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

Notwithstanding the foregoing, the Board of Directors retains the right, in its sole and absolute discretion, to award salary increases to Executive in excess of the amount designated above (as so adjusted, the “Base Salary”).

4. Incentive Compensation.

(a) Cash Incentive Compensation. Executive will be eligible to receive at the end of each year of employment a bonus (the “Annual Bonus”), subject to Executive’s continued employment through the end of the applicable year (and no later), with the actual amount of the bonus awarded with respect to any year determined by the Board of Directors in its sole and absolute discretion based upon American Vanguard’s performance during such year against reasonable qualitative and quantitative benchmarks to be established by the Board of Directors in consultation with Executive. The bonus, if any, shall be paid as soon as administratively feasible following the Board of Directors’ determination of the bonus amount, and in any case prior to April 15 of the calendar year following the calendar year to which it relates.

(b) Equity Compensation. On an annual basis, the Board of Directors will decide upon an award of equity to Executive consistent with American Vanguard’s practices for its senior executives. The form, amount and terms of the award shall be at the Board’s sole discretion.

5. Fringe Benefits. In addition to reimbursable expenses allowable under Section 2(c) above, during the Term, American Vanguard will offer certain employment-related benefits to Executive as follows:

(a) In addition to the payment of salary as described above, during the Term, Executive shall be entitled to all rights and benefits for which Executive may be eligible under any bonus, participation or additional compensation plans, pension or profit-sharing plans, group life, medical, health, dental and/or disability insurance or other benefits American Vanguard may, in its sole discretion, provide for Executive or its employees generally, in each case subject to the terms of the applicable plan or policy.

(b) During the Term, Executive shall accrue paid vacation at the rate of four business weeks of paid vacation time each year. In the event that Executive is unable to take the total amount of vacation time accrued during any year, the unused vacation shall carry over from year to year, up to a maximum of eight business weeks of paid vacation time accrued at any one time.

(c) Executive will be provided a car allowance of $1,800 per month for purposes of fulfilling his duties and responsibilities under this Agreement.

(d) Executive shall be entitled to be reimbursed for reasonable and customary business expenses including first or business class airfare for all business travel during the Term and such other expenses that have been either historically approved or deemed acceptable by the Board, subject to American Vanguard’s policies and procedures.

(e) Executive shall be reimbursed for monthly membership dues at Shady Canyon Country Club (or a similar establishment at Executive’s election).

6. Termination for Certain Causes.

(a) Termination for Any Reason. Either Executive or American Vanguard may terminate Executive’s employment at any time and for any reason, with or without Cause (as defined in Section 6(d)). Upon termination, Executive will be entitled to receive (i) his base salary earned through the date of termination; (ii) payment of any earned but unpaid annual bonus for the year prior to the year of termination, as determined by the Board of Directors in accordance with Section 4(a); (iii) payment for eight business weeks of paid vacation time; (iv) reimbursement for unreimbursed expenses properly incurred under this Agreement; and (v) such other employee benefits to which Executive may be entitled under American Vanguard’s benefit plans, if any (the “Accrued Compensation”). In the event of termination of Executive’s employment, and except as otherwise provided herein, all other rights of Executive (and his spouse and children) under Section 3, 4 and 5 shall cease as of the date of such termination.

(b) Termination Due to Death or Disability. American Vanguard may terminate Executive’s employment on thirty (30) days’ prior written notice if, due to Disability (as defined in Section 6(d)), Executive is unable substantially to perform his duties hereunder. If Executive’s employment is terminated due to death or Disability, then in addition to the Accrued Compensation, Executive or his personal representatives shall be entitled to receive a lump sum amount equal to the base salary that would otherwise have been payable for the twelve (12) month period following termination, which amount shall be paid no later than March 15 of the calendar year following the year in which Executive’s employment terminates due to death or Disability. Further, in the event of termination of Executive’s employment due to death or Disability, Executive’s unvested equity incentive awards shall be deemed to be accelerated and vested as of the date of termination in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant). Nothing in this section shall affect or offset the Executive’s right to receive payment pursuant to a disability insurance policy or state/federal disability payments. American Vanguard further agrees that, as a part of Executive’s compensation hereunder, it shall continue to provide for Executive’s benefit, for the term of this Agreement and for the twenty four (24) month period following termination, a disability insurance policy at least equal to that coverage currently in place, to the extent such coverage is available on commercially reasonable terms (as determined by American Vanguard in its discretion).

(c) Termination Without Cause or for Good Reason. If American Vanguard terminates Executive’s employment without Cause, or Executive terminates his employment for Good Reason (as defined in Section 6(d)), and in either case not as a result of Executive’s death or Disability pursuant to Section 6(b), then in addition to the Accrued Compensation, and subject to Section 6(c)(7) below, American Vanguard shall provide the following, as applicable:

(1) American Vanguard shall pay Executive a portion of Executive’s annual bonus for the year in which the termination occurs, pro-rated in accordance with the number of days Executive was employed during the year, based on American Vanguard’s actual performance during such year (as determined by the Board of Directors in good faith, consistent with bonus determinations made with respect to other senior executives for such year), which shall be paid in a single lump sum at the same time annual bonuses with respect to such year otherwise are paid to active employees of American Vanguard.

(2) American Vanguard shall pay Executive an amount equal to the product of two (2) multiplied by the sum of (i) Executive’s then current Base Salary plus (ii) the value of Executive’s average Annual Bonus (whether received in the form of cash or incentive equity) as measured over the past three (3) years, which amount shall be payable in equal installments over twenty-four (24) consecutive months beginning with the date of termination, in accordance with American Vanguard’s then existing standard payroll schedule, policies and procedures.

(3) If the Executive is eligible for and takes all steps necessary to continue group health insurance coverage with American Vanguard following termination, American Vanguard shall pay the COBRA premium costs for such coverage at the same level of coverage that was in effect as of the termination date for a period of the lesser of twenty-four (24) consecutive months from the date of termination or until the date COBRA coverage is no longer available to Executive under applicable law or plan.

(4) American Vanguard shall reimburse Executive for executive level outplacement assistance benefits during the twelve (12) month period following termination in an amount not to exceed ten thousand dollars ($10,000).

(5) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason other than during a Change of Control Period (as defined in Section 6(d)), Executive’s unvested incentive equity awards shall be deemed to be accelerated and vested as of the date of termination (i) with respect to any incentive equity awards received in lieu of cash incentive compensation, in their entirety, and (ii) with resepct to any other incentive equity awards, in an amount pro-rated to reflect the correspondence between the vesting schedule of such shares and the date of termination (it being understood that, in the case of performance-based shares, the number of shares to be pro-rated shall be the target amount of each applicable grant).

(6) In the event of termination of Executive’s employment by American Vanguard without Cause or by Executive for Good Reason during a Change of Control Period, Executive’s incentive equity awards shall be deemed to be accelerated and vested in their entirety as of the date of termination (it being understood that, in the case of performance-based shares, such shares will be vested at the target amount of each applicable grant).

(7) Notwithstanding anything to the contrary, any obligation of American Vanguard to provide Executive the payments and benefits set forth in this Section 6(c) (other than the Accrued Compensation) is conditioned on Executive (or his estate or legal representative, as applicable) providing a timely and effective general release of claims in a form reasonably acceptable to American Vanguard (which shall include customary carveouts for vested and accrued compensation, benefits and entitlements, and indemnification and directors and officers liability insurance coverage claims), which must become effective and irrevocable in accordance with its terms, if at all, no later than sixty (60) days following Executive’s date of termination. American Vanguard shall commence providing Executive with the applicable severance benefits promptly upon such release becoming so effective and irrevocable, with the first payment to include all amounts that would have been due prior thereto if not for the application of this Section 6(c)(7); provided, however, that if the sixty- (60) day period spans two calendar years, no such payments shall be provided prior to the second calendar year.

(d) Definitions. For purposes of this Agreement, capitalized terms below shall have the following definitions:

(1) “Affiliate” means, with respect to any person, any individual, corporation, partnership, association, joint-stock company, trust, unincorporated association or other entity (other than such person) that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with that person.

(2) “Change of Control” has the meaning given to in the American Vanguard Corporation Amended and Restated 1994 Stock Incentive Plan, as amended from time to time.

(3) “Change of Control Period” means the period commencing three (3) months prior to and terminating twenty four (24) month following a Change of Control.

(4) “Cause” means a determination by American Vanguard, acting in good faith based upon its knowledge and judgment at such time, that any of the following has occurred: (i) an act of fraud, embezzlement or theft by Executive in connection with Executive’s duties or in the course of Executive’s employment; (ii) unreasonable neglect or refusal by Executive to perform his duties (other than any such failure resulting from Executive’s incapacity due to Disability); (iii) the engaging by Executive in willful, reckless, or grossly negligent misconduct which is or may be materially injurious to American Vanguard; or (iv) Executive’s conviction or plea of guilty or nolo contendere to a felony. “Cause” shall exist only if the Board of Directors first provides written notice to Executive of the contractual basis for such termination, and a general statement of the facts allegedly supporting such termination for cause, and if executive’s conduct is capable of being cured as reasonably determined by the Board of Directors, a reasonable opportunity of not less than thirty (30) days to cure such circumstances (and, if so cured, “Cause” shall be deemed not to exist).

(5) “Disability” has the meaning set forth in American Vanguard’s group long-term disability plan applicable to Executive for purposes of eligibility for long-term disability benefits; provided, if no such plan or definition exists, then “Disability” means the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred twenty (120) consecutive days, in each case provided that such Disability also qualifies as a “disability” as defined in Treasury Regulation Section 1.409A-3(i)(4)(i). Any question as to the existence of the Executive’s

Disability as to which the Executive and American Vanguard cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and American Vanguard, which shall be final and conclusive for all purposes of this Agreement.

(6) “Good Reason” means the occurrence of any of the following events unless, (i) such event occurs with the Executive’s express prior written consent, (ii) the event is an isolated, insubstantial or inadvertent action or failure to act which was not in bad faith and which is remedied by American Vanguard promptly after receipt of notice thereof given by the Executive, (iii) the event occurs in connection with the termination of the Executive’s employment for Cause, Disability or death or (iv) the event occurs in connection with the Executive’s voluntary termination of employment other than due to the occurrence of one of the following events:

(A) the assignment to the Executive of any duties which are inconsistent with, or are a diminution of, the Executive’s positions, duty, title, office, responsibility and status with American Vanguard, including without limitation, any diminution of the Executive’s position or responsibility in the decision or management processes of American Vanguard, or any removal of the Executive from, or any failure to reelect the Executive to, any of such positions;

(B) a reduction in the Executive’s rate of Base Salary (as the same may be increased from time to time during the term of this Agreement), other than a reduction which is a reduction generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard Affiliates and successors after a Change of Control, and other than a reduction at Executive’s election;

(C) any failure either to continue in effect any material benefit or incentive plan or arrangement (including, without limitation, a plan meeting the applicable provisions of Section 401(a) of the Internal Revenue Code of 1986, as amended (“Code”), group life insurance plan, medical, dental, accident and disability plans) in which the Executive is participating or eligible to participate or to substitute and continue other plans providing the Executive with substantially similar benefits (all of the foregoing is hereinafter referred to as “Benefit Plans”), or the taking of any action which would substantially and adversely affect the Executive’s participation in or materially reduce the Executive’s benefits or compensation under any such Benefit Plan or deprive the Executive of any material fringe benefit enjoyed by the Executive other than a change in benefit that is generally applicable to all senior officers or executives of American Vanguard and its Affiliates, including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control; or

(D) any material breach by American Vanguard or any of its Affiliates (including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control) of the terms of this Agreement, Executive’s incentive equity and/or equity-based awards or any other written agreement with Executive the breach of which reasonably could be expected to result in loss or damages to Executive in excess of $50,000; or

(E) a relocation of Executive’s principal place of employment with American Vanguard (including, without limitation, American Vanguard’s Affiliates and successors after a Change of Control) by more than fifty (50) miles.

“Good Reason” shall exist only if Executive provides notice to American Vanguard of the existence of the condition giving rise to Good Reason within ninety (90) days of the initial existence of the condition, and provides American Vanguard with at least thirty (30) days to remedy the condition. If the Executive does not comply with the preceding sentence, the Executive shall be deemed to have waived the Executive’s right to a termination based upon such event or the continuing effect or occurrence of such event. Further, if the Executive is offered employment by a successor to American Vanguard or its business or assets after a Change of Control (or American Vanguard’s Affiliates and successors after a Change of Control) on terms and conditions that are reasonably comparable to the Executive’s terms and conditions of employment with American Vanguard (including this Agreement), voluntary resignation by Executive solely on account of the terms of such offer shall not constitute Good Reason hereunder.

7. Withholdings. American Vanguard shall deduct and withhold from the compensation payable to Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by American Vanguard under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to Executive.

8. Disclosures and Assignment of Rights. Executive hereby agrees to promptly disclose to American Vanguard, and Executive hereby, without further compensation, agrees to assign and assigns to American Vanguard or its designee, Executive’s entire right, title, and interest in and to all designs, trademarks, logos, business plans, business models, business names, economic projections, product innovations, discoveries, formulae, processes, manufacturing techniques, trade secrets, customer lists, supplier lists, inventions, research, improvements, ideas, patents, service marks, and copyrightable works (collectively, “Inventions”), including all rights to obtain, register, perfect, and enforce these Inventions, which relate to Executive’s work during the period of Executive’s employment with American Vanguard, whether or not during normal working hours, or which are aided by the use of American Vanguard’s experience, time, material, equipment, or facilities. It is further understood that no rights are hereby conveyed in inventions, if any, made by Executive prior to Executive’s employment with American Vanguard.

9. California Labor Code. Executive understands that California Labor Code Section 2870 provides:

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his rights in an invention to his employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent that a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

10. Notification Pursuant To Labor Code § 2872. Executive understands, and hereby acknowledges having received notice, that this Agreement does not apply to an invention which qualifies fully under the provisions of Labor Code § 2780, which is set forth in Section 9 of this Agreement.

11. Assistance. Executive agrees to perform, during and after Executive’s employment, all reasonable acts deemed necessary or desirable by American Vanguard to permit and assist it, at its expense, including execution of documents and assistance or cooperation in legal proceedings, in obtaining and enforcing the full benefits, enjoyments, rights, and title in the items assigned to American Vanguard as set forth in Section 8 above.

12. Conflicts of Interest. Executive recognizes that Executive owes a primary and fiduciary duty to American Vanguard and that, during the Term, Executive shall not have any interest, financial or otherwise, direct or indirect, or engage in any business or transaction of any nature, which is in conflict with the proper and faithful discharge of Executive’s duties as an employee of American Vanguard. Without limiting the generality of the foregoing, Executive agrees that Executive will not, while employed by American Vanguard, directly or indirectly:

(a) Be employed by or receive any compensation from, a customer, supplier or competitor of American Vanguard; or

(b) Have any ownership or financial interest of any nature in a customer, supplier or competitor of American Vanguard, except where such ownership is stock in a corporation and consists of less than one percent (1%) of the outstanding capital stock of such customer, supplier or competitor and where such stock is publicly held and listed on a recognized stock exchange or actively traded in the over-the-counter market except with Board of Director approval; or

(c) Have or participate in any dealings on behalf of American Vanguard with a customer or supplier that employs, or more than five percent (5%) of whose ownership interest is beneficially held by, Executive’s spouse or any brother, sister, parent, child or grandchild of Executive or Executive’s spouse, or any person living in Executive’s household or the spouse of any of the foregoing persons except with Board of Director approval; or

(d) Engage or participate in any activity, business enterprise, business opportunity, employment, occupation, consulting, or other business activity which American Vanguard shall determine in good faith to be, or reasonably planned to be, in competition with American Vanguard or to interfere with Executive’s duties as an employee of American Vanguard; or

(e) Solicit, accept or receive any gift having a value of One Thousand Dollars ($1,000.00) or more, whether in the form of money, service, loan, hospitality (except for ordinary business meals), thing or promise, or in any other form, under circumstances in which it could reasonably be inferred that the gift was intended to influence Executive, in the performance of Executive’s duties on behalf of American Vanguard, or was intended as a reward for any action on Executive’s part on behalf of American Vanguard, unless such fact or activity is fully disclosed in writing to and discussed by the Board of Directors and the Board of Directors approves (and/or ratifies), in writing, of such fact or activity.

13. Information of Others. Executive certifies and acknowledges that Executive will not disclose or utilize in Executive’s work with American Vanguard any secret or confidential information of others (including any prior employers), or any inventions or innovations of Executive’s own which are not included within the scope of this Agreement.

14. Confidential Information. American Vanguard may, from time to time, provide Executive confidential information or trade secrets regarding its business methods, plan, products, pricing, customer lists, and other confidential customer information including, but not limited to, contact names, purchasing authority(ies), product, know-how and/or customer service requirements, buying patterns, and other proprietary information. Executive agrees not to disclose or use any such confidential information concerning American Vanguard or its customer(s) or client(s), however obtained, except in furtherance of American Vanguard’s business, and at its discretion.

Executive agrees that, in addition to those matters specified above, Executive shall not, directly or indirectly, disclose, use, communicate, appropriate or exploit any information, whether of a business or personal nature, of and pertaining to American Vanguard. All information referred to herein is proprietary to American Vanguard and Executive agrees not to disseminate any of the information. Executive shall not speak with or write to the press for the purpose of divulging or disclosing confidential information learned in the context of his employment, including, without limitation, information by, about or concerning American Vanguard, its respective advisors, representatives, independent contractors, employees, vendors, attorneys, friends, agents and licensees. Notwithstanding any of the foregoing, it is understood that Executive may disclose, communicate or otherwise use such confidential information in connection with the proper performance of Executive’s duties hereunder.

Executive recognizes and acknowledges that a breach of this Agreement including its covenants, could not reasonably be compensated in damages in an action at law and that American Vanguard shall be entitled to injunctive relief obtainable in a court of competent jurisdiction, which may include but shall not be limited to restraining Executive from rendering any service which would breach this Agreement. However, no remedy conferred by any of the specific provisions of this Agreement (including this Paragraph) is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by American Vanguard shall not constitute a waiver of the right to pursue other available remedies. These obligations shall survive the termination of Executive’s employment.

Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be construed to prohibit, limit or otherwise restrict Executive from providing, without prior notice to any party, information to any governmental authority regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by or before any governmental authority. Further, it is understood and agreed that Executive may disclose this Agreement and other plans, programs, agreements and records pertaining to

Executive’s compensation in confidence to Executive’s attorneys, accountants and other professional advisors.

15. Non-Raiding. Executive will not, either during Executive’s employment or for a period of one (1) year thereafter, either directly or indirectly, hire, solicit, induce or attempt to induce or encourage any of American Vanguard’ employees to leave their employment.

16. Return of Property. Executive agrees that upon request by American Vanguard, and in any event upon termination of employment, Executive shall turn over to American Vanguard all documents, papers or other material in Executive’s possession or under his control which may contain or be derived from confidential information, together with all documents, notes or other work product which is connected with or derived from Executive’s services to American Vanguard, whether or not such material is at the date hereof in Executive’s possession; provided, that Executive shall be entitled to retain personal and business contact information and copies of plans, programs, agreements and other information pertaining to Executive’s compensation and reimbursement of expenses.

17. Enforceability and Tax Matters.

(a) Should any provision or covenant of this Agreement prove to be invalid or unenforceable, the remaining provisions and covenants hereof shall remain in full force and effect. This Agreement (a) survives Executive’s employment by American Vanguard (except that Sections 1, 2, 3, 4 and 5 shall terminate upon termination of Executive’s employment), (b) does not in any way restrict Executive’s right or the right of American Vanguard to terminate Executive’s employment, (c) inures to the benefit of successors and assigns of American Vanguard, and (d) is binding upon Executive’s heirs and legal representatives.

(b) If any payment under this Agreement, either alone or together with any other payment, benefit or transfer of property which the Executive receives or has a right to receive from American Vanguard or its Affiliates (the “Total Payments”), would constitute a nondeductible “excess parachute payment” (as defined in Code Section 280G) shall, the Total Payments shall be reduced to the largest amount as will result in no portion of the Total Payments being such a nondeductible payment under the Code (which reduction shall be applied in a manner intended to minimize the economic impact of such reduction on Executive, to the greatest extent reasonably practicable); provided, however, that such reduction shall apply only if the total after-tax amount accruing to the Executive, following such reduction, would be greater than the total after-tax amount of the Total Payments. absent such reduction (including as a consequence of any applicable federal excise tax imposed by Section 4999 of the Code).

(c) The parties intend that all amounts payable to Executive hereunder shall either be exempt from, or comply with, the requirements of Section 409A of the Code and the regulations and guidance promulgated thereunder (together, “Section 409A”), and this Agreement shall be construed and administered accordingly. Without limiting the generality of the foregoing, this Section 17(c) sets forth certain matters with respect to Section 409A. The amount of expenses eligible for payment or reimbursement during any calendar year shall not affect the expenses eligible for payment or reimbursement in any other calendar year; payment or reimbursement of expenses shall be made no later than December 31 of the calendar year following the calendar year in which the expense was incurred; and the right to payment or reimbursement of expenses shall not be subject to liquidation or exchange for any other benefit. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments shall be treated as a right to a series of separate payments. Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company to be a “specified employee” within the meaning of Section 1.409A-1(i) of the Treasury regulations as of the time Executive’s employment terminates, any and all amounts payable under this Agreement on account of such separation from service that would (but for this provision) be payable within six (6) months following the date of termination instead shall be paid on the next business day following the expiration of such six- (6) month period or, if earlier, upon Executive’s death, except to the extent of amounts (i) that do not constitute a deferral of compensation within the meaning of Section 1.409A-1(b) of the Treasury regulations (including, without limitation, by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii)); (ii) that are excepted welfare benefits pursuant to Section 1.409A-1(a)(5) of the Treasury regulations; or (iii) that otherwise are not subject to the requirements of Section 409A. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations) to the extent necessary to comply with Section 409A.

18. Entire Agreement. This Agreement supersedes all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by American Vanguard and contains all of the covenants and agreements between the parties with respect to such employment; provided, however, this Agreement does not supersede any agreements governing Executive’s equity incentive awards or the Company’s employee benefit plans. Each party acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by either party, or anyone acting on behalf of either party, that are not embodied in this Agreement and that no other agreement, statement or promise shall be valid or binding. Should any of the terms or conditions of this Agreement conflict with any of the terms and conditions of any of American Vanguard’s Employee Handbook or Manuals, the terms and conditions of this Agreement as to Executive shall govern and control. This Agreement may not be modified or amended unless in writing and signed by both the Board of Directors and Executive.

19. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as set forth below or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by the addressee.

If to Executive:

At Executive’s last known address as shown in American Vanguard’s records.

with a copy (which shall not constitute notice) to:

Moulton | Moore | Stella LLP

Frank Gehry Building

2431 Main Street, Suite C

Santa Monica, California 90405

Attn: Timothy G. Moore; Alex R. H. Muller

Email: tim@moultonmoore.com; alex@moultonmoore.com

If to American Vanguard:

American Vanguard Corporation

4695 MacArthur Court, Suite 1200

Newport Beach, California 92660

Attn: Chairperson of the Compensation Committee

20. Interpretation. The waiver by American Vanguard of any breach of any provision herein shall not be binding upon American Vanguard unless in writing signed by the Board of Directors, and shall not constitute a continuing waiver or a waiver of any subsequent breach by Executive. No course of conduct or failure or delay in enforcing any provision of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. This Agreement shall be governed by the laws of the State of California. In addition, this Agreement shall be binding upon each party’s heirs, successors, representatives, administrators and assigns. Any provision of this Agreement which creates an obligation of Executive to perform or honor certain covenants or obligations shall survive the dismissal or termination of his employment.

21. Construction. The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto. Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

22. Dispute Resolution. Except as provided in this Section, any and all disputes between Executive and American Vanguard that arise out of Executive’s employment, including disputes involving the terms of this Agreement, shall be resolved first, through mediation before a mediator of the parties’ mutual choosing. In the event that the parties are unable to resolve such dispute through mediation within ninety (90) days after first notice thereof, then either party may institute legal proceedings before a court seated in Orange County, California. Both parties waive objection to venue before such court. IN ADDITION, THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL FOR ANY MATTER THAT IS BROUGHT BEFORE A COURT HEREUNDER. Notwithstanding anything in the foregoing to the contrary, in the event that a party would be materially adversely affected by submitting a matter to mediation (e.g., in the event of a claim that requires immediate equitable relief), such party may bring such claim before a court without first resorting to mediation.

23. Attorneys’ Fees. In the event that an action or proceeding is brought to enforce this Agreement, the prevailing party in such adjudication shall be entitled to recover its reasonable attorneys’ fees and costs from the non-prevailing party.

24. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

25. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

AMERICAN VANGUARD CORPORATION, a Delaware corporation:		ERIC G. WINTEMUTE:

By:	/s/ Debra Edwards	/s/ Eric G. Wintemute
	Debra Edwards for	Eric G. Wintemute
the Compensation Committee

[Signature Page to Employment Agreement]